Exhibit 15.1

Awareness of Independent Registered

Public Accounting Firm

We acknowledge the incorporation by reference in the June 18, 2014, Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-194309) and the Registration Statements on Form S-8 (Registration Statements Nos. 333-134240, 333-134241, 333-134276, 333-134301, 333-134356, 333-138629, 333-186253, 333-186254, 333-197708 and 333-206160) of Simmons First National Corporation of our report dated November 9, 2015, included with the Quarterly Reports on Form 10-Q for the quarter ended September 30, 2015. Pursuant to Rule 436(c) under the Securities Act of 1933, these reports should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of the Act.

BKD, LLP

/s/ BKD, LLP

Little Rock, Arkansas

November 9, 2015